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RENAISSANCERE HOLDINGS LTD.

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RENAISSANCERE HOLDINGS LTD.

Renaissance House

8-12 East Broadway

Pembroke HM 19 Bermuda

NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS

to be Held on August 31, 2004

To the Shareholders of RenaissanceRe Holdings Ltd.:

Notice is hereby given that a Special General Meeting of Shareholders (the “Special Meeting”) will be held at the Bermuda Underwater Exploration Institute, 40 Crow Lane, Pembroke, Bermuda on August 31, 2004 at 10:00 a.m., Atlantic daylight savings time.

At the Special Meeting, shareholders will be asked to consider and, if thought fit, approve the RenaissanceRe Holdings Ltd. 2004 Stock Option Incentive Plan (the “2004 Plan”) under which 6,000,000 common shares would be reserved for issuance upon the exercise of options granted under the 2004 Plan. In addition, shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Special Meeting.

All shareholders are cordially invited to attend the meeting in person. However, to ensure that your shares are represented at the Special Meeting, you are urged to complete, sign, date and return the accompanying proxy card promptly in the enclosed postage paid envelope. Please sign the accompanying proxy card exactly as your name appears on your share certificate(s). You may revoke your proxy at any time before it is voted at the Special Meeting. If you attend the Special Meeting, you may vote your shares in person even if you have returned a proxy.

By order of the Board of Directors,

/s/ James N. Stanard

--------------------------------------------------

James N. Stanard

Chairman of the Board

July 28, 2004

RENAISSANCERE HOLDINGS LTD.

Renaissance House

8-12 East Broadway

Pembroke HM 19 Bermuda

SPECIAL GENERAL MEETING OF SHAREHOLDERS

August 31, 2004

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of RenaissanceRe Holdings Ltd. (“RenaissanceRe”) to be voted at a Special General Meeting of Shareholders to be held at the Bermuda Underwater Exploration Institute, 40 Crow Lane, Pembroke, Bermuda on August 31, 2004 at 10:00 a.m., Atlantic daylight savings time, or any postponement or adjournment thereof (the “Special Meeting”). This Proxy Statement, the Notice of Special General Meeting and the accompanying form of proxy are being first mailed to shareholders on or about July 29, 2004.

As of July 23, 2004, the record date for the determination of persons entitled to receive notice of, and to vote at, the Special Meeting, there were issued and outstanding: (i) 68,711,193 of our common shares, par value $1.00 per share (the “Full Voting Shares”), and (ii) 1,835,100 of our Diluted Voting Class I Common Shares, par value $1.00 per share (the “Diluted Voting Shares”). All of our Diluted Voting Shares are owned by PT Limited Partnership. We refer to our Full Voting Shares and our Diluted Voting Shares in this Proxy Statement collectively as the “Common Shares.” The Common Shares are our only class of equity securities outstanding and entitled to vote at the Special Meeting. During the second quarter of 2002, RenaissanceRe effected a three-for-one stock split through a stock dividend of two additional Common Shares for each Common Share owned. All of the share and per share information provided in this Proxy Statement is presented as if the stock dividend had occurred for all periods presented.

Holders of Full Voting Shares are entitled to one vote on each matter to be voted upon by the shareholders at the Special Meeting for each share held. Each holder of Diluted Voting Shares is entitled to a fixed voting interest in RenaissanceRe of up to 9.9% of all outstanding voting rights attached to the Common Shares, inclusive of the percentage interest in RenaissanceRe represented by Controlled Common Shares (as defined below) owned by the holder, but in no event greater than one vote for each share held. Each Diluted Voting Share currently carries one vote per share. With respect to any holder of Diluted Voting Shares, “Controlled Common Shares” means Common Shares owned directly, indirectly or constructively by such holder within the meaning of Section 958 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and applicable rules and regulations thereunder.

The presence, in person or by proxy, of holders of more than 50% of the Common Shares outstanding and entitled to vote on the matters to be considered at the Special Meeting is required to constitute a quorum for the transaction of business at the Special Meeting. Holders of Full Voting Shares and Diluted Voting Shares shall vote together as a single class on all matters presented for a vote by the shareholders at the Special Meeting.

At the Special Meeting, shareholders will be asked to consider and, if thought fit, approve the RenaissanceRe Holdings Ltd. 2004 Stock Option Incentive Plan (the “2004 Plan”) under which 6,000,000 Full Voting Shares would be reserved for issuance upon the exercise of options granted under the 2004 Plan (the “2004 Plan Proposal”). In addition, shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Special Meeting.

The 2004 Plan Proposal will be decided by the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Special Meeting, and entitled to vote thereon. A hand vote will be taken unless a poll is requested pursuant to the Bye-laws. Under the current rules of The New York Stock Exchange, Inc. (the “NYSE”), any abstention will have the effect of a vote against approval of the 2004 Plan Proposal and any “broker non-vote” (as described below) will have no effect except for purposes of determining a quorum.

SOLICITATION AND REVOCATION

PROXIES IN THE FORM ENCLOSED ARE BEING SOLICITED BY, OR ON BEHALF OF, THE BOARD. THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD. Such persons designated as proxies serve as officers of RenaissanceRe. Any shareholder desiring to appoint another person to represent him or her at the Special Meeting may do so either by inserting such person’s name in the blank space provided on the accompanying form of proxy, or by completing another form of proxy and, in either case, delivering an executed proxy to the Secretary of RenaissanceRe at the address indicated above, before the time of the Special Meeting. It is the responsibility of the shareholder appointing such other person to represent him or her to inform such person of this appointment.

All Common Shares represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given thereon. If no instructions are provided in an executed proxy, it will be voted FOR the 2004 Plan Proposal described herein and set forth on the accompanying form of proxy, and in accordance with the proxyholder’s best judgment as to any other business as may properly come before the Special Meeting. If a shareholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person will vote the shares in respect of which he or she is appointed proxyholder in accordance with the directions of the shareholder appointing him or her. Member brokerage firms of the NYSE that hold shares in street name for beneficial owners generally may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, vote in their discretion upon the 2004 Plan Proposal. However, current NYSE rules prohibit discretionary voting with respect to equity compensation plans, such as the 2004 Plan. Any “broker non-votes” will not be counted as shares present for purposes of determining a quorum in connection with the 2004 Plan Proposal, while any abstentions will have the effect of a vote against approval of the 2004 Plan Proposal. Any shareholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of RenaissanceRe a written statement revoking such proxy, by executing and delivering a later dated proxy, or by voting in person at the Special Meeting. Attendance at the Special Meeting by a shareholder who has executed and delivered a proxy to us shall not in and of itself constitute a revocation of such proxy.

We will bear the cost of solicitation of proxies. We have engaged the firm of MacKenzie Partners to assist us in the solicitation of proxies for a fee of $4,000, plus the reimbursement of certain expenses. Solicitations may be made by our directors, officers and employees personally, by telephone, internet or otherwise, but such persons will not be specifically compensated for such services. We may also make, through bankers, brokers or other persons, solicitations of proxies of beneficial holders of the Common Shares. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Special Meeting to the beneficial owners of Common Shares which such persons hold of record.

THE 2004 PLAN PROPOSAL

On May 20, 2004, the Board, with the recommendation of the Compensation/Governance Committee, adopted the RenaissanceRe Holdings Ltd. 2004 Stock Option Incentive Plan (the “2004 Plan”), subject to approval by our shareholders in accordance with the rules of the NYSE.

The Board believes that the 2004 Plan will create strong incentives for our key employees to generate significant increases in the value of our Common Shares. Under the 2004 Plan, as discussed in more detail in the plan summary below, options for up to 6,000,000 Full Voting Shares may be granted to key employees of RenaissanceRe. The proposed 2004 Plan was designed in consultation with our compensation consultant, Mercer Human Resource Consulting. Key features of the 2004 Plan include:

•	Premium pricing (minimum 150% of Fair Market Value on grant date);

•	No discretionary repricing; and

•	Minimum 4-year cliff vesting.

In connection with the adoption of the 2004 Plan, as of May 19, 2004, we entered into a new employment agreement with our Chief Executive Officer, James N. Stanard. This new agreement amends and restates his current employment agreement, subject to the approval of the 2004 Plan by our shareholders. See “– CEO Employment Agreement Summary.” The revised employment agreement extends Mr. Stanard’s employment as Chief Executive Officer to June 30, 2007, and provides for a grant of options (subject to approval of the 2004 Plan by our shareholders at the Special Meeting) under the 2004 Plan effective as of the date of the Special Meeting, for an aggregate of 2.5 million Full Voting Shares. The exercise price for 1.25 million of the options granted to Mr. Stanard will be 150% of the fair market value of such shares on the date of grant, and the exercise price for the remaining 1.25 million will be 200% of the fair market value of such shares on the date of grant. These options will “cliff” vest after 5 years, provided Mr. Stanard honors his obligations under the new employment agreement and does not engage in competition with RenaissanceRe. The Compensation/Governance Committee does not expect to pay Mr. Stanard any salary, bonus or additional equity compensation during the term of the CEO Employment Agreement, but reserves the ability to do so if, in its discretion, such additional compensation is warranted under the circumstances. The Board believes that this new employment agreement and option grants to Mr. Stanard are in the best interests of RenaissanceRe. In particular:

•	The proposal provides significant incentives for Mr. Stanard to seek to maximize shareholder value, as his compensation would be almost entirely dependent upon significant growth in the value of our stock.

•	RenaissanceRe benefits significantly by extending the period during which Mr. Stanard is prohibited from competing following any termination of his employment until the date of expiration of his new options, or one year following the exercise of all of his new options, whichever is later.

In the event of extraordinary circumstances having a significant impact on the value of the Full Voting Shares prior to the date of the Special Meeting, the Compensation/Governance Committee and Mr. Stanard may consult as to the continued appropriateness of the number of options to be granted, although Mr. Stanard is under no obligation to negotiate a reduction in such number, nor is RenaissanceRe under any obligation to negotiate an increase in such number.

If the 2004 Plan Proposal is not approved by December 15, 2004, the CEO Employment Agreement will be void retroactive to its effective date, Mr. Stanard’s prior employment agreement will be reinstated retroactive to such date, and Mr. Stanard will be entitled to any compensation that would have been payable to him under his prior employment agreement for 2004. See “– CEO Employment Agreement Summary.”

The Compensation/Governance Committee expects that most of the remaining 3.5 million shares available for grant under the 2004 Plan will be used for option grants made to certain executives before the end of 2004. While it is expected that, in connection with certain option grants, executive officers may be required to forego a portion of the cash or equity compensation they would otherwise be eligible to earn, the Compensation/Governance Committee is not required to so condition grants under the 2004 Plan.

Summary of 2004 Plan

The following summary of the 2004 Plan is qualified in its entirety by express reference to the text of the 2004 Plan, a copy of which is attached as Appendix A hereto.

Purpose and Eligibility

The purpose of the 2004 Plan is to establish a “premium priced” option plan through which RenaissanceRe and its subsidiaries can retain key employees by providing meaningful incentive compensation that is payable only in the event of acceptable long-term investment performance for our shareholders by virtue of growth in the value of our Full Voting Shares.

Officers and other employees of RenaissanceRe and its subsidiaries are eligible to participate in the 2004 Plan. RenaissanceRe currently expects that only a limited number of existing key employees will be granted awards under the 2004 Plan. A relatively small number of shares may also be reserved in order to make grants to newly-hired employees. Our other long-term incentive programs are expected to continue, although Mr. Stanard is not currently expected to receive grants under those programs through June 30, 2007.

Administration

The 2004 Plan is administered by the Compensation/Governance Committee of the Board. The Compensation/Governance Committee, in its sole discretion, determines which individuals may participate in the 2004 Plan and the nature, extent and terms of the options to be granted. In addition, the Compensation/ Governance Committee interprets the 2004 Plan and makes all other determinations with respect to the administration of the 2004 Plan. Each member of the Compensation/Governance Committee is “independent” under NYSE listing standards.

Options

The 2004 Plan provides for the grant of options which are not intended to be qualified as “incentive stock options” within the meaning of Section 422 of the Code. The terms and conditions of options granted under the 2004 Plan will be set out in agreements between RenaissanceRe and the individuals receiving such options. Options will not vest prior to the fourth anniversary of the date of grant, subject to acceleration upon a change in control of RenaissanceRe or otherwise at the discretion of the Compensation/Governance Committee. In addition, the Compensation/Governance Committee may provide that, prior to the time at which an option vests, upon failure by a participant to satisfy any criteria established by the Compensation/Governance Committee at the time of the grant, all or a portion of the options will be forfeited. The maximum term of options granted under the 2004 Plan is ten years from the date of grant.

The initial exercise price of each option will be determined by the Compensation/Governance Committee at the time of grant, but may not be less than 150% of the fair market value of the Full Voting Shares subject to option on the date of grant. Following the date of grant, the initial exercise price will be subject to adjustment in the case of an extraordinary dividend or a change in control. In the event an extraordinary dividend is paid in any fiscal year, the initial exercise price will be reduced dollar-for-dollar by the amount of such extraordinary dividend. A dividend is considered “extraordinary” only to the extent it exceeds the “base annual dividend” amount for such fiscal year. The base annual dividend amount is initially set at $0.76 per share for our 2004 fiscal year, and for subsequent fiscal years, will be equal to $0.76 increased at a compounded annual growth rate of 10% from 2004 through and including such subsequent fiscal year and rounded to the nearest cent. By way of example, in 2006 the base annual dividend will be $0.92 (i.e., $0.76 x 1.1 x 1.1 = $0.9196, rounded to the nearest cent, or $0.92). If for 2006 RenaissanceRe paid a dividend of $1.92 per share, it would be considered to have paid an extraordinary dividend of $1.00 per share, and as a result the per share exercise price of each outstanding option under the 2004 Plan would be reduced by $1.00.

In the event of a change in control of RenaissanceRe, the per share exercise price of each option under the 2004 Plan which is outstanding immediately prior to such change in control will be equal to the fair market value of a Full Voting Share on the date of grant of such option, reduced by the amount of all extraordinary dividends (as described above) previously declared, plus the product of (A) times (B), where (A) equals the dollar amount by which the per share exercise price of such option exceeded the fair market value of a Full Voting Share on the date of grant of such option, and (B) equals a fraction, the numerator of which is the number of calendar days which have transpired from the date of grant of such option through and including the date of execution of a definitive agreement for the transaction which constitutes such change in control, and the denominator of which is the number of calendar days in the full option period as provided in the option agreement evidencing such award, rounded to the nearest cent. For example, if a ten-year option were granted on date “X” with an exercise price of $75 per share when the fair market value of a Full Voting Share was $50 per share, and if a definitive agreement for a transaction that results in a change in control of RenaissanceRe is signed on the fourth anniversary of date “X,” the exercise price of the option would be reduced to $60 per share immediately prior to such change in control (i.e., $50, plus ($25 x .40)) (assuming the exercise price had not previously been reduced by reason of one or more extraordinary dividends). In the same example, if prior to such reduction adjustment an extraordinary dividend of $5 per share had been declared, the exercise price of the option would be reduced to $55 per share (i.e., $50 - $5 = $45, plus ($25 x .40)).

Options granted under the 2004 Plan may not be “repriced” as defined in NYSE listing standards.

The option exercise price may be paid in cash, by surrender of Full Voting Shares, by “net exercise” pursuant to which the holder shall receive the number of Full Voting Shares underlying the options exercised reduced by the number of Full Voting Shares equal to the aggregate exercise price of the options divided by the fair market value of a Full Voting Share on the date of exercise, or by such other means as may be approved by the Compensation/Governance Committee in its discretion. However, under the CEO Employment Agreement, Mr. Stanard has agreed to pay the exercise price of any options he receives under the 2004 Plan by “net exercise,” unless such method of exercise would materially disadvantage Mr. Stanard’s personal tax position, in which case he may exercise by other methods permitted under the 2004 Plan, provided that he has taken reasonable steps to cooperate with RenaissanceRe so as to ensure that RenaissanceRe will not be considered a “controlled foreign corporation” under U.S. tax law.

Adjustments for Recapitalization, Merger, etc. of RenaissanceRe

Awards under the 2004 Plan will be subject to adjustment or substitution, as determined by the Board in its reasonable discretion, as to the number, price or kind of shares or other consideration subject to such awards or as otherwise determined by the Board to be equitable (i) in the event of changes in the outstanding Full Voting Shares or in our capital structure, by reason of share dividends, share splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such awards or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, participants in the 2004 Plan, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the 2004 Plan. In addition, in the event of any such adjustments, exchanges or substitution, the aggregate number of Full Voting Shares available under the 2004 Plan, and (for purposes of calculating the exercise price adjustments described above) the grant date fair market value of Full Voting Shares subject to Options and the base annual dividend amount, will be appropriately and equitably adjusted, as determined by the Board in its reasonable discretion.

Change of Control

In the event of a change in control, notwithstanding any vesting schedule provided for in any option agreement, all outstanding options shall automatically vest. In addition, in the discretion of the Board, all options which are outstanding on the date of such change in control may be deemed exercised, and in exchange for such options, holders will be paid a cash amount based on the difference between (1) the price per share paid for the Full Voting Shares in connection with such change in control, and (2) the exercise price (after taking into account any adjustment in connection with such change in control as described above).

Shares Subject to the 2004 Plan

The total number of Full Voting Shares reserved for issuance under the 2004 Plan is 6,000,000, subject to adjustment as described above.

Market Value

The closing price of the Common Shares on the NYSE on July 23, 2004 was $50.65 per share.

Amendment and Termination

The Board may at any time terminate the 2004 Plan, though such termination cannot adversely affect any options previously granted without the consent of the affected participants. Subject to the provisions of the 2004 Plan which are described above under “Adjustments for Recapitalization, Merger, etc. of RenaissanceRe,” with the written consent of a participant, the Board or the Compensation/Governance Committee may cancel or reduce outstanding options if, in its judgment, the tax, accounting, or other effects of, or potential payouts under the 2004 Plan would not be in the best interest of RenaissanceRe. The Board or the Compensation/Governance Committee may, at any time, amend or suspend the 2004 Plan; provided that any amendment that would require approval of shareholders under NYSE listing standards or any applicable law may not be adopted without shareholder approval, and any amendment that would adversely affect any options previously granted cannot be made without the consent of the affected participants.

Federal Tax Consequences

The following is a brief discussion of the Federal income tax consequences of transactions with respect to options, as in effect as of the date of this summary. This discussion is not intended to be exhaustive and does not describe any state or local tax consequences. Holders of options under the 2004 Plan should consult with their own tax advisors.

With respect to options granted under the 2004 Plan: (1) no income is realized by the optionee at the time the option is granted; (2) generally, at exercise, ordinary income is realized by the optionee in an amount equal to the excess, if any, of the fair market value of the shares on such date over the exercise price; and (3) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Options Transfers. Although options are generally nontransferable, the following tax consequences will apply if the Compensation/Governance Committee, in its sole discretion, allows for the transfer of an option.

If the transfer is a gift, subject to the Annual Gift Tax Exclusion and the Gift Tax Exemption (to the extent applicable), the optionee will realize a gift tax based on the value of the option in the year that the gift is completed. Gifts of options are deemed to be completed when vested. Under the Annual Gift Tax Exclusion, each calendar year an individual can transfer up to $11,000 (or $22,000 combined between the individual and his/her spouse), as adjusted for inflation, of cash and/or property per transferee free from any federal gift tax. Under the Gift Tax Exemption, in addition to an individual’s Annual Gift Tax Exclusion, an individual may transfer a total of $1 million of cash and/or property during his/her lifetime without paying any federal gift taxes. For estate tax purposes, the Estate Tax Exemption is currently equal to $1.5 million increasing to $2 million in 2006 and to $3.5 million in 2009. Note that the Estate Tax Exemption available at death against estate taxes is reduced by the amount of Gift Tax Exemption used during life.

When the transferee exercises the option, the optionee will realize ordinary income in the year of exercise equal to the excess (if any) of the fair market value of the shares exercised over the option exercise price paid by the transferee for such shares. It is unclear at this time what the tax results would be if the optionee is deceased at the time of the option exercise by the transferee.

Upon subsequent disposition of the shares by the transferee, the transferee will realize long-term or short-term capital gain (or loss), as the case may be, based on the difference between the sale price for the shares and the fair market value of the shares when the option was exercised.

Special Rules Applicable to Corporate Insiders

As a result of the rules under Section 16(b) of the Securities Exchange Act of 1934 (“Section 16(b)”), and depending upon the particular exemption from the provisions of Section 16(b) utilized, officers and directors of RenaissanceRe (“Insiders”) may not receive the same tax treatment as set forth above with respect to the grant and/or exercise of options. Generally, Insiders will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of Section 16(b) with respect to any particular option. Insiders should check with their own tax advisers to ascertain the appropriate tax treatment for any particular option.

New Plan Benefits

Name and Position	Dollar Value ($)	Number of Full Voting Shares Subject to Options (1)
James N. Stanard	N/A	2,500,000

William I. Riker	N/A	(1)

David A. Eklund (2)	N/A	(1)

John M. Lummis	N/A	(1)

John D. Nichols, Jr.	N/A	(1)

Executive Group	N/A	2,500,000

Non-Executive Director Group	N/A	(1)

Non-Executive Officer Employee Group	N/A	(1)

(1)	The grant of options under the 2004 Plan is entirely within the discretion of the Compensation/Governance Committee. In addition to the options to be granted to Mr. Stanard pursuant to his new employment agreement, the Compensation/Governance Committee expects that options for most of the remaining 3.5 million shares will be granted to certain executives of RenaissanceRe prior to the end of 2004. However, the Compensation/Governance Committee has not, as of the date of this Proxy Statement, determined the specific number of options that will be granted to each such executive.

(2)	On June 30, 2004, Mr. Eklund resigned from his position with RenaissanceRe and its affiliates. See “Executive Compensation — Employment Agreements with Other Named Executive Officers.”

CEO Employment Agreement Summary

Salary and Bonus

Effective as of May 19, 2004, we entered into a Sixth Amended and Restated Employment Agreement with Mr. Stanard (the “CEO Employment Agreement”). The CEO Employment Agreement provides that Mr. Stanard will serve as Chief Executive Officer of RenaissanceRe until June 30, 2007, unless terminated earlier as provided therein. The CEO Employment Agreement is generally structured to remove all salary, bonus and equity compensation payable to Mr. Stanard in exchange for the grant of options under the 2004 Plan, as described in more detail below. The Compensation/Governance Committee does not expect to pay Mr. Stanard any salary, bonus or additional equity compensation during the term of the CEO Employment Agreement, but reserves the ability to do so if, in its discretion, such additional compensation is warranted under the circumstances.

Mr. Stanard’s prior employment agreement (the “Prior Employment Agreement”) had provided for a base salary of $450,000 per year and an annual bonus at the discretion of the Compensation/Governance Committee consistent with the treatment of our other executive officers. The Prior Employment Agreement also entitled Mr. Stanard to an additional annual target bonus of $815,000, subject to adjustment upward or downward depending upon performance relative to certain agreed upon earnings per share targets (the “Additional Bonus”). The Additional Bonus for each year would be increased or decreased by 2.5% for each 1% increase or decrease (as the case may be) in the agreed upon earnings per share targets for the applicable year, provided that, in no event would the Additional Bonus in any year exceed $1,222,500 or be less than $407,500. The Prior Employment Agreement also provided for an additional payment (the “Gross-up Payment”) in an amount which, after reduction of all applicable income taxes incurred by Mr. Stanard in connection with the Gross-up Payment, was equal to the amount of income tax payable by Mr. Stanard in respect of the related Additional Bonus. In addition, under the Prior Employment Agreement, Mr. Stanard was eligible to earn an incentive bonus of $475,000 per year (the “Incentive Bonus”), payable in June 2004, June 2005, and June 2006. Incentive Bonuses would only be paid if we met cumulative ROE targets for each immediately preceding fiscal year as established by the Board and reflected in our then current business plan. See “Executive Officer and Director Compensation - Prior CEO Employment Agreement.”

The continued effectiveness of the CEO Employment Agreement is subject to the condition that our shareholders approve the 2004 Plan Proposal. If the 2004 Plan Proposal is not approved by December 15, 2004, the CEO Employment Agreement will be void retroactive to its effective date, the Prior Employment Agreement will be reinstated retroactive to such date, and Mr. Stanard will be entitled to any compensation that would have been payable to him under the Prior Employment Agreement for 2004. However, Mr. Stanard will in no event receive any bonus compensation that would otherwise have been payable in 2004 in respect of RenaissanceRe’s 2003 fiscal year. See “Executive Officer and Director Compensation - Prior CEO Employment Agreement.”

Share Grants

The CEO Employment Agreement provides that Mr. Stanard is to be granted options to purchase 2.5 million Full Voting Shares effective as of the date of the Special Meeting, subject to approval of the 2004 Plan by our shareholders at the Special Meeting. The exercise price for 1.25 million of the options granted to Mr. Stanard will be 150% of the fair market value of such shares on the date of grant, and the exercise price for the remaining 1.25 million will be 200% of the fair market value of such shares on the date of grant (in each case subject to the adjustment provisions of the 2004 Plan). These “premium options” will cliff vest on the fifth anniversary of the date of grant, subject to acceleration upon a change of control of RenaissanceRe, termination of Mr. Stanard’s employment without cause, his resignation for good reason, by reason of his death or disability, or upon Mr. Stanard’s death following his resignation upon expiration of the term of the CEO Employment Agreement. If Mr. Stanard resigns at or following the expiration of the term of the CEO Employment Agreement, the options will continue to vest for so long as Mr. Stanard does not engage in any competitive activities. In addition, if Mr. Stanard resigns at the expiration of the term, or if his employment is terminated before expiration of the term by

RenaissanceRe without cause, by him for good reason, or on account of his death or disability, the premium options, to the extent vested, will remain outstanding and exercisable for the full 10-year term of the options, but will immediately be cancelled if Mr. Stanard engages in competitive activities. RenaissanceRe must give Mr. Stanard notice of any alleged breach of his covenant not to compete and an opportunity to cure before his options can be cancelled.

In the event of extraordinary circumstances having a significant impact on the value of the Full Voting Shares prior to the date of the Special Meeting, the Compensation/Governance Committee and Mr. Stanard may consult as to the continued appropriateness of the number of options to be granted, although Mr. Stanard is under no obligation to negotiate a reduction in such number, and RenaissanceRe is under no obligation to negotiate an increase in such number.

If Mr. Stanard resigns without good reason or is terminated for cause prior to expiration of the term of the CEO Employment Agreement, all options granted under the 2004 Plan will be forfeited, except to the extent otherwise determined by the Compensation/Governance Committee. In addition, if Mr. Stanard is no longer Chief Executive Officer and voluntarily resigns from the position of Chairman of the Board prior to June 30, 2008, the Compensation/Governance Committee may, in its discretion, cause Mr. Stanard to forfeit such number of options which it determines to be appropriate under the circumstances, taking into account Mr. Stanard’s obligation not to engage in competitive activities.

Under the Prior Employment Agreement, Mr. Stanard was entitled to participate in RenaissanceRe’s Amended and Restated 2001 Stock Incentive Plan (the “2001 Stock Incentive Plan) commensurate with his position as Chief Executive Officer. Mr. Stanard has been awarded restricted stock and options under the 2001 Stock Incentive Plan: on March 3, 2004, Mr. Stanard was granted options to purchase 258,000 Full Voting Shares at a price of $52.90 per share, and on May 19, 2004, Mr. Stanard was granted options to purchase 295,000 Full Voting Shares at a price of $49.81 per share. In connection with the latter grant of options, Mr. Stanard agreed to waive all bonus compensation to which he would otherwise have been entitled to be paid in 2004 in respect of RenaissanceRe’s 2003 fiscal year.

Expense Reimbursements and Perquisites

Under the CEO Employment Agreement, Mr. Stanard is entitled to certain expense reimbursements and perquisites relating to housing, automobile and other expenses, subject to a $100,000 maximum reimbursement limit for these expenses during 2004, and such limits as the Board may impose for future years. Mr. Stanard is also entitled to reimbursement of reasonable business-related expenses incurred by him in connection with the performance of his duties. In addition, the CEO Employment Agreement provides that RenaissanceRe will indemnify Mr. Stanard to the fullest extent provided under Bermuda law, except in certain limited circumstances.

In addition to other perquisites provided under his past and current employment contracts, Mr. Stanard has been permitted to use RenaissanceRe’s company plane for commuting and other personal use. The cost in recent fiscal years associated with Mr. Stanard’s personal use of the company plane is reflected in the Summary Compensation Table under “Other Annual Compensation.” It is anticipated that Mr. Stanard will continue to be permitted to use the company plane on substantially the same basis during the term of his continuing employment.

Exclusivity, Non-Competition and Confidentiality

The CEO Employment Agreement contains customary provisions relating to exclusivity of services, non-competition and confidentiality. These provisions require that Mr. Stanard devote substantially all of his working time to our business, and not engage in competitive business activities. The non-competition obligation applies until the later of (A) the second anniversary of the date of termination of Mr. Stanard’s employment or June 30, 2008, whichever is earlier, and (B), to the extent that the premium options granted under the 2004 Plan are then outstanding, (i) the date of expiration or cancellation of such options, or (ii) the first anniversary following the exercise of his last remaining premium options, whichever is later. Under the Prior Employment Agreement, Mr. Stanard’s non-competition obligation extended only until one year following his termination of employment, and RenaissanceRe was required to pay him his annual base salary and bonus compensation during such one-year period.

Under the CEO Employment Agreement, Mr. Stanard is not entitled to any cash severance upon a termination of employment without cause or resignation for good reason.

Recommendation and Vote

Approval of the 2004 Plan Proposal requires the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Special Meeting, and entitled to vote thereon.

The Board of Directors unanimously recommends a vote FOR the approval of the 2004 Plan Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

MANAGEMENT AND DIRECTORS

The following table sets forth information as of July 23, 2004 with respect to the beneficial ownership of Common Shares and the applicable voting rights attached to such share ownership in accordance with the Bye-laws by (i) each person known by us to own beneficially 5% or more of the outstanding Common Shares; (ii) each of our directors; (iii) our Chief Executive Officer and each of the four remaining most highly compensated executive officers in 2003 (collectively, the “Named Executive Officers”); and (iv) all of our executive officers and directors as a group. The total Common Shares outstanding as of July 23, 2004 were 70,546,293. The information set forth below does not give effect to the option grants under the 2004 Plan to James N. Standard as discussed above under “The 2004 Plan Proposal — CEO Employment Agreement Summary.”

Name and Address of Beneficial Owner (1)	Number of Common Shares (2)	Percentage of Voting Rights
FMR Corp. (3) 82 Devonshire Street Boston, Massachusetts 02109	7,024,487	9.96%

AXA Financial, Inc. (4) 1290 Avenue of the Americas New York, New York 10104	6,409,662	9.09%

Wellington Management Company, LLP (5) 75 State Street Boston, Massachusetts 02109	4,990,400	7.07%

Vanguard Windsor Funds - Vanguard Windsor Fund (6) 100 Vanguard Blvd. Malvern, PA 19355	3,818,600	5.41%

James N. Stanard (7) c/o RenaissanceRe Holdings Ltd. Renaissance House 8-12 East Broadway Pembroke HM 19 Bermuda	3,739,536	5.30%
William I. Riker (8)	1,056,124	1.50%
David A. Eklund (9)	381,935	*
John M. Lummis (10)	502,622	*
John D. Nichols, Jr. (11)	476,601	*
Kevin O’Donnell (12)	267,815	*
Michael W. Cash (13)	111,445	*
Thomas A. Cooper (14)	76,299	*
Edmund B. Greene (15)	19,163	*
Brian Hall (16)	62,378	*
William F. Hecht (17)	10,723	*
W. James MacGinnitie (18)	67,463	*
Scott E. Pardee (19)	48,686	*
Nicholas L. Trivisonno (20)	5,000	*
All of our executive officers and directors (14 persons) (21)	6,825,790	9.68%

*	Less than 1%

(footnotes appear on next page)

(1)	Pursuant to the regulations promulgated by the Securities and Exchange Commission (the “Commission”), shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares whether or not such person has any pecuniary interest in such shares or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

(2)	Unless otherwise noted, consists solely of Full Voting Common Shares.

(3)	According to a Statement on Schedule 13G/A filed with the Commission on February 17, 2004, FMR Corp., Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson may each be deemed to be the beneficial owner of 7,024,487 Common Shares by reason of advisory and other relationships with the persons who own such Common Shares. According to this Schedule 13G/A, Edward C. Johnson 3d and Abigail P. Johnson, through their ownership of common stock of FMR Corp., may be deemed to form a controlling group with respect to FMR Corp. According to this Schedule 13G/A, FMR Corp. serves as the investment manager to various investment companies registered under the Investment Company Act of 1940, which investment companies collectively own 6,810,012 Common Shares. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the various Fidelity funds, which power resides with the Boards of Trustees of the various funds. According to this Schedule 13G/A, Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by its funds’ Boards of Trustees. In addition, this Schedule 13G/A provides that a wholly owned subsidiary of FMR Corp. is the beneficial owner of 214,475 Common Shares as a result of its serving as investment manager of institutional accounts. However, according to this Schedule 13G/A, no one person covered by the Schedule 13G/A has an interest in more than 5% of the total Common Shares outstanding. Based on the information provided in this Schedule 13G/A, we do not believe that FMR Corp., Edward C. Johnson, Abigail P. Johnson or any Fidelity fund owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(4)	According to a Statement on Schedule 13G filed with the Commission on February 10, 2004, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (collectively with AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, “Mutuelles AXA”), AXA, and AXA Financial, Inc. may each be deemed to be the beneficial owner of 6,409,662 Common Shares by reason of advisory and other relationships with the persons who own such Common Shares. According to this Schedule 13G, Alliance Capital Management L.P., a subsidiary of AXA Financial, Inc., is an investment adviser for client investment advisory accounts beneficially owning 6,409,582 Common Shares. This Schedule 13G provides that Alliance Capital Management L.P. operates under independent management and makes independent voting and investment decisions. In addition, a subsidiary of AXA beneficially owns 80 Common Shares. According to the Schedule 13G, AXA Financial, Inc. is owned by AXA, and AXA is controlled by Mutuelles AXA. Based on the information provided in this Schedule 13G, we do not believe that Mutuelles AXA, AXA, AXA Financial, Inc. or Alliance Capital Management L.P. owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(5)	According to a Statement on Schedule 13G/A filed with the Commission on February 12, 2004 by Wellington Management Company, LLP (“WMC”), WMC may be deemed to be the beneficial owner of 4,990,400 Common Shares by reason of WMC’s role as investment advisor or sub-advisor to investment companies and other clients who hold such shares or WMC’s role as a parent holding company or control person. According to WMC’s Schedule 13G/A, one of WMC’s investment company clients or other clients covered by the Schedule 13G/A, Vanguard Windsor Funds, Inc., has an interest in more than 5% of the total Common Shares outstanding. Based on the information provided in this Schedule 13G/A, we do not believe that WMC or any of its clients owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(6)	According to a Statement on Schedule 13G/A filed with the Commission on February 6, 2004 by Vanguard Windsor Funds, Inc. (“Vanguard”), Vanguard may be deemed to be the beneficial owner of 3,818,600 Common Shares. Based on the information provided in this Schedule 13G/A, we do not believe that Vanguard owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(7)	Mr. Stanard is Chief Executive Officer and Chairman of the Board of RenaissanceRe. Amounts shown include 1,080,980 Common Shares issuable upon the exercise of options under the 1993 Stock Incentive Plan (together with the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan, the “Stock Incentive Plans”) that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 107,252 restricted Full Voting Shares which have not vested (“Restricted Shares”) and 161,613 shares held by a limited partnership for the benefit of Mr. Stanard’s family; Mr. Stanard disclaims beneficial ownership of the 161,613 shares held by the limited partnership.

(8)	Mr. Riker is President and a Director of RenaissanceRe and Chief Executive Officer of Glencoe Group Holdings Ltd. Amounts shown include 499,066 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 162,325 Restricted Shares and 69,015 shares held by a limited partnership for the benefit of Mr. Riker’s family.

(9)	Mr. Eklund was the Executive Vice President of RenaissanceRe and President and Chief Underwriting Officer of Renaissance Reinsurance Ltd. until June 30, 2004.

(10)	Mr. Lummis is Executive Vice President and Chief Financial Officer of RenaissanceRe. Amounts shown include 375,019 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 28,198 Restricted Shares and 42,470 shares held by a limited partnership for the benefit of Mr. Lummis’s family.

(11)	Mr. Nichols is Executive Vice President of RenaissanceRe and President of Renaissance Underwriting Managers, Ltd. Amounts shown include 260,218 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 20,709 Restricted Shares and 158,589 shares held by a limited partnership for the benefit of Mr. Nichols’s family.

(12)	Mr. O’Donnell is Senior Vice President — Property Catastrophe Reinsurance of RenaissanceRe. Amounts shown include 129,950 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 17,489 Restricted Shares, 81,153 shares held by a limited partnership for the benefit of Mr. O’Donnell’s family and 162 shares held in a family trust for the benefit of Mr. O’Donnell’s family.

(13)	Mr. Cash is Senior Vice President — Specialty Reinsurance of RenaissanceRe. Amounts shown include 8,678 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 60,345 Restricted Shares.

(14)	Mr. Cooper is a Director of RenaissanceRe. Amounts shown include 3,531 Common Shares granted in payment of directors’ fees under the RenaissanceRe Holdings Ltd. Amended and Restated Non-Employee Director Stock Plan, as amended (the “Directors Stock Plan”), which have not vested, 37,500 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(15)	Mr. Greene is a Director of RenaissanceRe. Amounts shown include 3,531 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested and 12,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(16)	Mr. Hall is a Director of RenaissanceRe. Amounts shown include 3,531 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested, and 54,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(17)	Mr. Hecht is a Director of RenaissanceRe. Amounts shown include 1,641 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested and 8,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(18)	Mr. MacGinnitie is a Director of RenaissanceRe. Amounts shown include 3,531 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested, and 54,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(19)	Mr. Pardee is a Director of RenaissanceRe. Amounts shown include 3,531 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested, and 36,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(20)	Mr. Trivisonno is a Director of RenaissanceRe.

(21)	The number of shares provided includes shares owned by Mr. Eklund, who resigned from his positions with RenaissanceRe and its affiliates on June 30, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Housing and Lease Arrangements

In September 1998, we entered into a twenty-one year lease (the “Lease”) with respect to a house in Paget Parish, Bermuda, previously occupied by William I. Riker and currently occupied by James N. Stanard. The property which is subject to the Lease is owned by the Bellevue Trust (the “Trust”). Mr. Riker is a Trustee of the Trust, and holds no direct economic interest therein. Mr. Riker does hold an indirect economic interest through a personal loan provided indirectly to the Trust. Mr. Stanard did not have a direct or indirect economic interest in the Trust at the time of the execution of the Lease. Upon entering into the Lease, we prepaid under the Lease an aggregate amount of $2,063,874 to the Trust, representing the then-present value of all of the twenty-one year Lease payments. If the Lease is terminated for any reason, then we will be repaid all prepayments representing future amounts due under the remaining term of the Lease. We believe that the terms of the Lease reasonably represented market value terms appropriate for the Bermuda residential property market.

RenaissanceRe reimburses the rent on the Bermuda residence of each other Named Executive Officer, which housing expense is included in the compensation paid to each such Named Executive Officer. See “Executive Officer and Director Compensation-Executive Compensation.” RenaissanceRe is the lessee on the Bermuda residences of each of Messrs. Lummis and Nichols, and subleases such residences to Messrs. Lummis and Nichols. In addition, in connection with RenaissanceRe’s lease of Mr. Nichols residence, RenaissanceRe made payments in 2003 totaling $217,500, of which $125,000 represented improvements on the residence and $66,000 represented prepaid rent.

Charitable Donations

We provide support to various charitable organizations in the Bermuda community that meet certain guidelines, including organizations which support insurance industry education and training; crime prevention; and substance abuse prevention, education and assistance. As part of our efforts, we match donations made by our officers and other employees to enumerated Bermuda charities at a ratio of 4:1 for the first $1,250 of employee contribution, and 2:1 thereafter, up to a maximum matching contribution for each employee of $10,000 per year. We make direct charitable contributions, in addition to the employee matching program, as well. Certain of our officers and directors, and spouses of certain of these persons, have served as directors or trustees of some of these organizations. In the 2003 fiscal year, we did not provide more than $1 million to any one charity. James N. Stanard is a director or trustee of The Bermuda Biological Station for Research, Inc. and Habitat for Humanity — Bermuda, to which we made contributions of $107,000 and $76,000, respectively, in 2003. In 2003, we donated $20,000 to the Bermuda Foundation for Insurance Studies, a charitable foundation of which Brian Hall is the Chair. Neither of Messrs. Stanard or Hall is compensated by these charities.

Co-investments

Certain officers of RenaissanceRe have made investments in investment funds in which RenaissanceRe also invests. None of these officers receives any compensation in connection with such investments or exercises any management discretion over any such investment fund.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table sets forth information concerning the compensation for services paid to the Named Executive Officers during the years ended December 31, 2003, 2002 and 2001.

		Annual Compensation			Long-term Compensation
Name and Principal Position	Year	Salary	Bonus (1)	Other Annual Compensation (2)	Restricted Stock Awards (3)	Securities Underlying Options/SARs (4)	LTIP Payments (5)	All Other Compensation (6)
James N. Stanard Chairman and Chief Executive Officer of RenaissanceRe	2003 2002 2001	$484,380 484,380 470,055	$3,618,071 2,007,850 2,163,398	$727,358 552,462 286,976	$740,009 917,923 8,094,600	54,296 695,163 621,654	$0 643,479 652,387	$24,000 40,000 30,000

William I. Riker President and Chief Executive Officer of Glencoe Group	2003 2002 2001	$335,264 316,785 307,416	$2,500,000 589,636 582,730	$232,058 309,935 236,996	$6,365,879 686,438 540,154	33,752 262,601 62,274	$187,305 129,664 127,906	$24,000 40,000 30,000

David A. Eklund (7) Executive Vice President of RenaissanceRe and President of Renaissance Reinsurance	2003 2002 2001	$310,429 293,319 284,644	$850,000 481,718 475,569	$527,874 317,970 242,269	$459,979 662,678 516,772	33,752 292,639 318,825	$187,305 129,664 127,906	$24,000 40,000 30,000

John M. Lummis Executive Vice President and Chief Financial Officer of RenaissanceRe	2003 2002 2001	$271,964 243,550 228,363	$750,000 306,370 301,392	$248,453 317,014 160,843	$459,979 506,573 397,300	33,752 247,380 96,153	$129,475 66,336 45,178	$24,000 40,000 30,000

John D. Nichols, Jr. Executive Vice President of RenaissanceRe and President of Renaissance Underwriting Managers	2003 2002 2001	$248,708 235,000 208,913	$528,000 211,243 207,810	$138,884 141,256 128,916	$343,996 362,659 283,273	25,240 180,868 122,283	$92,173 38,371 25,118	$24,000 40,000 30,000

(1)	The Annual Bonuses include in some years grants of Common Shares that were issued in lieu, in whole or in part, of a cash bonus. In 2002 each Named Executive Officer opted to receive his entire Annual Bonus in Restricted Shares which vested on the first anniversary of grant. In 2001, certain officers elected to receive one half of their Annual Bonus in vested Common Shares. Accordingly, Common Shares granted in lieu of cash were: for 2002 for Messrs. Stanard, Riker, Eklund, Lummis and Nichols, 54,844, 16,106, 13,158, 8,368 and 5,770, respectively; for 2001 for Messrs. Riker, Eklund, Lummis, and Nichols, 9,846, 8,751, 7,056 and 4,866, respectively. The 2001 amounts also include $1,349,640, $162,288, and $101,844 in respect of an Additional Bonus (as defined herein) and related taxes for Messrs. Stanard, Riker and Eklund, respectively.

(2)

The 2003 amounts include housing expense reimbursements in the amount of $180,000, $134,000, $180,000, $180,000 and $98,000 for Messrs. Stanard, Riker, Eklund, Lummis and Nichols, respectively, and also include reimbursement of travel expenses of $402,465, $27,396, $225,301, $22,464 and $10,635 for Messrs. Stanard, Riker, Eklund, Lummis and Nichols respectively. The 2002 amounts include housing expense reimbursements in the amount of $168,000, $180,000, $180,000, $160,000 and $90,000 for Messrs. Stanard, Riker, Eklund, Lummis and Nichols, respectively, and also include reimbursement of travel expenses of $280,286, $59,325, $69,047, $11,199 and $11,895 for Messrs. Stanard, Riker, Eklund, Lummis and Nichols respectively. The 2001 amounts include housing expense reimbursements in the amount of $168,000, $180,000, $180,000, $127,520 and $106,693 for Messrs. Stanard, Riker, Eklund, Lummis and Nichols, respectively.

(3)	During 2003, Messrs. Stanard, Riker, Eklund, Lummis and Nichols were granted 16,289, 10,125, 10,125, 10,125 and 7,572 Restricted Shares, respectively, which vest ratably over four years. In addition during 2003, Mr. Riker was granted 130,000 Restricted Shares which vests over four years. During 2002, Messrs. Stanard, Riker, Eklund, Lummis and Nichols were granted 25,073, 12,913, 12,913, 9,653 and 7,021 Restricted Shares, respectively, which vest ratably over four years. In addition during 2002, Messrs. Riker, Eklund, Lummis and Nichols were granted 5,837, 5,188, 4,184 and 2,885 Restricted Shares, respectively, which related to our Stock Bonus Program. During 2001, Messrs. Stanard, Riker, Eklund, Lummis and Nichols were granted 30,000, 15,450, 15,450, 11,550 and 8,400 Restricted Shares, respectively, which vest ratably over four years. In addition during 2001, Messrs. Riker, Eklund, Lummis and Nichols were granted 9,846, 8,751, 7,056 and 4,866 Restricted Shares, respectively, which related to our Stock Bonus Program. Also in 2001, Mr. Stanard received 300,000 Restricted Shares in connection with the re-execution of his employment agreement.

(4)	Represents the aggregate number of Full Voting Shares subject to options granted to the Named Executive Officers during each of 2003, 2002 and 2001, as applicable.

(5)	Represents the amounts payable to Messrs. Stanard, Riker, Eklund, Lummis and Nichols as part of the Long Term Incentive Bonus Program as described below. During 2002, the Named Executive Officers had the option of receiving all or a portion of their long term incentive payment in Restricted Shares which vest over a one year period. During 2002, in lieu of cash payments under the Long Term Incentive Bonus Program, Messrs. Stanard, Riker, Eklund, Lummis and Nichols were granted 17,577, 3,542, 3,542, 1,812 and 1,048 Restricted Shares, respectively, which vest over a one year period.

(6)	Represents the amounts contributed to the account of each Named Executive Officer under our retirement plan.

(7)	On June 30, 2004, Mr. Eklund resigned from his positions with RenaissanceRe and its affiliates. See “— Employment Agreements with Other Named Executive Officers.”

Stock Option Grants Table

The following table sets forth information concerning individual grants of options to purchase Full Voting Shares made to the Named Executive Officers during 2003.*

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees	Exercise or Base Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
James N. Stanard	54,296	12.46%	$45.43	5/16/2013	$1,551,274	$3,931,232

William I. Riker	33,752	7.75%	$45.43	5/16/2013	$964,318	$2,442,770

David A. Eklund	33,752	7.75%	$45.43	5/16/2013	$964,318	$2,442,770

John M. Lummis	33,752	7.75%	$45.43	5/16/2013	$964,318	$2,442,770

John D. Nichols, Jr.	25,240	5.79%	$45.43	5/16/2013	$721,124	$1,827,470

*	On March 3, 2004, Messrs. Stanard, Riker, Eklund, Lummis and Nichols, respectively, were granted options to purchase 258,000, 130,000, 82,000, 81,000, and 71,000 Full Voting Shares, respectively, each at a price of $52.90 per share. Also on March 3, 2004, Messrs. Riker, Lummis and Nichols, respectively, were granted 9,036, 9,036 and 6,763 Restricted Shares, respectively. On May 19, 2004, Mr. Stanard was granted options to purchase 295,000 Full Voting Shares at a price of $49.81 per share, and in connection with that grant agreed to waive all bonus compensation to which he would otherwise have been entitled to be paid in 2004 in respect of RenaissanceRe’s 2003 fiscal year.

Aggregate Stock Option Exercise Table

The following table sets forth information regarding the exercise of options to purchase Full Voting Shares by Named Executive Officers during 2003. The table also shows the number and value of unexercised options held by the Named Executive Officers as of December 31, 2003.

Name	Number of Shares Acquired On Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options Exercisable/ Unexercisable	Value of Unexercised In the Money Options Exercisable/ Unexercisable (2)
James N. Stanard	—	—	917,406 / 279,296	$16,103,415 / $6,442,552

William I. Riker	—	—	413,378 / 149,627	$ 7,464,959 / $3,338,872

David A. Eklund	95,061	$3,163,694	333,634 / 149,627	$ 3,168,886 / $3,338,872

John M. Lummis	—	—	308,831 / 165,377	$ 5,785,280 / $3,210,892

John D. Nichols, Jr.	—	—	211,908 / 141,115	$ 3,691,988 / $2,602,841

(1)	The values realized are based on the closing price of the Full Voting Shares on the date of exercise less the option exercise price.

(2)	The values are based on the closing price of $49.05 of the Full Voting Shares on December 31, 2003, less the applicable option exercise price.

Equity Compensation Plan Information

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Employee Equity compensation plans approved by shareholders (1)	4,296,355	$31.73	3,873,645

Directors Plan approved by shareholders (1)	205,500	14.07	643,494

Equity compensation plans not approved by shareholders (2)	—	—	300,000

Total (3)	4,501,855	$30.92	4,817,139

(1)	Plans previously approved by the shareholders include the 1993 Stock Incentive Plan, the 2001 Stock Incentive Plan and the Directors Stock Plan. The numbers stated were determined as of December 31, 2003.

(2)	In May 2003, the Compensation/Governance Committee reserved 300,000 Full Voting Shares for issuance in connection with underwriting profitability agreements anticipated to be entered into with certain program managers who produce Individual Risk business pursuant to agreed-upon underwriting guidelines, which Individual Risk business is written by our subsidiary companies who offer primary coverage. Participants in this plan are not employees of RenaissanceRe. These shares would be issuable upon achievement of specific underwriting performance by such program managers, and would vest or alternatively be available for purchase over a period of years. To date, no shares have been issued under this program.

(3)	As of July 1, 2004, an aggregate of 5,290,025 options were outstanding, with a weighted average exercise price of $35.89 per share and a weighted average term of 6.35 years. As of July 1, 2004, approximately 2,960,103 shares were available under the 1993 and 2001 Stock Incentive Plans, 621,177 shares were available for grant under the Director Stock Plan (as described below) and 300,000 shares were available under the plan described in note (2) above.

Long Term Incentive Bonus Program

In 1997 we established a Long Term Incentive Bonus Program for our officers. In general under the program, bonuses are paid over a four-year period if we achieve pre-established performance targets within the four-year performance cycle. The program provides for sequential four-year performance cycles; this program has been discontinued and the last four-year period ends in 2006. With respect to any fiscal year within the four-year period, 50 percent of an officer’s target bonus amount generally will be payable only if our operating earnings per share (“EPS”) targets were achieved or exceeded for the preceding fiscal year, and the other 50 percent of the target bonus amount generally will be payable only if we meet the cumulative Return on Equity (“ROE”) targets for the preceding fiscal year. However, if we do not achieve the target level in one of the two component target categories (EPS and ROE) in any year, for purposes of determining a participant’s bonus amount for such year, our underperformance in one category, or in one year, can be offset by our out performance in the other category, or in another year, to permit total payout at a target level. The performance targets are established by the Compensation/Governance Committee.

We have eliminated our Long Term Incentive Bonus Program for plan cycles beginning in 2003, although payments will continue to be made in the future with respect to the plan cycles that began before 2003. The last such payments will be made in 2006 for the 2002 plan cycle. The table below sets forth the estimated payments to be made to the Named Executive Officers with respect to the 2002, 2001, and 2000 four-year cycles in place, if the EPS and ROE targets are met; additional amounts will be payable based on outperformance relative to these targets. Bonuses under the Long Term Incentive Bonus Program are payable, at the discretion of the Compensation/Governance Committee, in cash and/or in options and Restricted Shares granted under the 2001 Stock Incentive Plan.

	2004	2005	2006
James N. Stanard*	$374,143	$110,893	$56,400

William I. Riker	$200,467	$59,417	$30,219

David A. Eklund	$200,467	$59,417	$30,219

John M. Lummis	$138,571	$41,071	$20,889

John D. Nichols, Jr.	$98,167	$34,142	$20,889

*	Under the CEO Employment Agreement, if the 2004 Plan is approved, Mr. Stanard will not be entitled to receive any additional compensation under the Long Term Incentive Bonus Program.

Director Compensation

The RenaissanceRe Holdings Ltd. Amended and Restated Non-Employee Director Stock Plan, as amended (the “Directors Stock Plan”), provides equity compensation for those of our directors (the “Non-Employee Directors”) who are not employees of RenaissanceRe or its affiliates. The Directors Stock Plan provides (i) for directors in the first year of a three year term, a grant of options with an estimated value of $100,000, which vest ratably over a three year period; (ii) for directors in the second and third years of a three year term, a grant of shares of restricted stock with value of $100,000, which vest ratably over a three year period; and (iii) other grants at the discretion of the Board.

Non-Employee Directors also currently receive an annual retainer of $40,000 under the Directors Stock Plan. Non-Employee Directors also receive a fee of $3,000 for each Board meeting attended. Additionally, we provide to all directors reimbursement of all expenses incurred in connection with service on the Board. Educational expenses of less than $2,500 may be incurred without prior approval, however, larger expenses should be approved by the Board before being incurred. Non-Employee Director compensation is reviewed periodically.

In 2003, 2002 and 2001, we did not grant any options to our Non-Employee Directors. However, the Committee retains discretion to make additional grants if it deems necessary or appropriate. A total of 621,177 options and shares are available for grant to our Non-Employee Directors.

CEO’s Prior Employment Agreement

As described in greater detail under “The 2004 Plan Proposal—CEO Employment Agreement Summary” above, effective as of May 19, 2004, we entered into a Sixth Amended and Restated Employment Agreement with Mr. Stanard (the “CEO Employment Agreement”). The continued effectiveness of the CEO Employment Agreement is subject to the condition that our shareholders approve the 2004 Plan Proposal. If the 2004 Plan Proposal is not approved by our shareholders by December 15, 2004, the CEO Employment Agreement will be void retroactive to its effective date, the Prior Employment Agreement (which is described in detail below) will be reinstated retroactive to such date, and Mr. Stanard will be entitled to any compensation that would have been payable to him under the Prior Employment Agreement for 2004. However, in no event will Mr. Stanard receive any bonus compensation that would otherwise have been payable in 2004 in respect of RenaissanceRe’s 2003 fiscal year.

The Prior Employment Agreement provided that Mr. Stanard would serve as Chief Executive Officer of RenaissanceRe and Renaissance Reinsurance until July 1, 2005, unless terminated earlier as provided therein.

The Prior Employment Agreement provided for a base salary of $450,000 per year. Mr. Stanard was entitled to certain expense reimbursements related to housing, automobile, traveling and other expenses and was also entitled to the reimbursement of reasonable business-related expenses incurred by him in connection with the performance of his duties. Mr. Stanard was eligible to receive an annual bonus consistent with the treatment of our other executive officers at the discretion of the Compensation/Governance Committee. Mr. Stanard was entitled to an additional annual target bonus of $815,000, subject to adjustment upward or downward depending upon performance relative to certain agreed upon earnings per share targets (the “Additional Bonus”). Mr. Stanard was also entitled to additional payment (the “Gross-up Payment”) in an amount which, after reduction of all applicable income taxes incurred by Mr. Stanard in connection with the Gross-up Payment, was equal to the amount of income tax payable by Mr. Stanard in respect of the related Additional Bonus. Accordingly, in 2003, we paid $2,240,671 to Mr. Stanard in respect of his Additional Bonus and Gross-up Payment relating to 2002, all of which Mr. Stanard elected to receive in Restricted Shares vesting on the first anniversary of the date of grant. The remaining Additional Bonus and Gross-up Payment would be payable on each of June 30, 2004 and 2005. The Prior Employment Agreement provided that the Additional Bonus for each year would be increased or decreased by 2.5% for each 1% increase or decrease (as the case may be) in the agreed upon earnings per share targets for the applicable year, provided that, in no event would the Additional Bonus in any year exceed $1,222,500 or be less than $407,500.

Mr. Stanard was also eligible to earn an incentive bonus of $475,000 per year (the “Incentive Bonus”), payable in June 2004, June 2005, and June 2006. Incentive Bonuses would only be paid if we meet cumulative ROE targets for each immediately preceding fiscal year to be established by the Board and reflected in our then current business plan. ROE would be computed on a cumulative basis; i.e., percentage excesses or shortfalls against annual targets would be applied toward subsequent fiscal years. Accordingly, an Incentive Bonus which is not payable for a given fiscal year as a result of our failure to meet the cumulative ROE target for that year would be payable in a later year if we meet the cumulative ROE target for that subsequent year. Mr. Stanard received an Incentive Bonus in June 2003 of $475,000.

In addition, the Prior Employment Agreement provided that we would generally indemnify Mr. Stanard to the fullest extent provided under Bermuda law, except in certain limited circumstances.

The Prior Employment Agreement provided that Mr. Stanard would be entitled to participate in the 2001 Stock Incentive Plan and any successor plan, such participation to be commensurate with his position as Chief

Executive Officer. Pursuant to the terms of the Prior Employment Agreement, in 2001 we granted to Mr. Stanard 300,000 Restricted Shares, which vest at the rate of 25% a year with the first installment vesting as of July 1, 2002. The vesting of the Restricted Shares and any future awards granted under the Stock Incentive Plans will be accelerated in the event of a termination of Mr. Stanard’s employment by us without Cause, or by Mr. Stanard for Good Reason (each as defined in the Prior Employment Agreement), or by reason of his death or disability unless, with respect only to future awards, Mr. Stanard is otherwise notified by us at the time of grant.

The Prior Employment Agreement contained customary provisions relating to exclusivity of services, non-competition and confidentiality. These provisions required that Mr. Stanard devote substantially all of his working time to RenaissanceRe’s business, and not engage in competitive business activities. In addition, Mr. Stanard was required to maintain in confidence, and not use for his own benefit, any business secrets or other confidential information concerning our business or policies.

The Prior Employment Agreement provided that, in general, upon a termination of Mr. Stanard’s employment for any reason other than death, disability or, prior to a Change in Control (each as defined in the Prior Employment Agreement), a termination by us without Cause or by Mr. Stanard for Good Reason, Mr. Stanard could not engage in business practices competitive with our business for a period of one year from termination. In exchange for this non-competition obligation, Renaissance Reinsurance was required to pay Mr. Stanard an amount equal to his then current base salary and the highest regular discretionary bonus paid or payable to Mr. Stanard over the preceding three fiscal years, in twelve equal monthly installments. Upon certain terminations of employment, we could, within 14 days of such termination, elect not to enforce the non-competition obligation, in which case we were not obligated to pay the amounts described in the preceding sentence. The Prior Employment Agreement also provided for acceleration of the Additional Bonus and Gross-up Payment upon certain terminations. These payments were payable on the date of the termination or on the last day of the non-competition period, depending on the reason for termination and whether a Change in Control had occurred.

In the event that a Change in Control occurred and, on or within one year following the date thereof, Mr. Stanard’s employment was terminated without Cause or voluntarily by him for Good Reason, we were required to pay him within fifteen days following the date of such termination, in lieu of the payments described in the immediately preceding paragraph, a lump sum cash amount equal to two times the sum of (i) the highest rate of annual salary in effect during the term of the Prior Employment Agreement plus (ii) the highest regular annual bonus paid or payable to Mr. Stanard over the preceding three fiscal years (excluding the Additional Bonus, the Incentive Bonus and any extraordinary or non-recurring bonus).

The Prior Employment Agreement also provided that, in the event of a termination by us of Mr. Stanard’s employment without Cause, by Mr. Stanard with Good Reason, or by reason of Mr. Stanard’s death or disability, Mr. Stanard would be paid an Incentive Bonus equal to the aggregate amount of Incentive Bonuses payable through June 2006 reduced by the aggregate amount of all previous Incentive Bonuses paid to Mr. Stanard. These payments were required to be made irrespective of whether applicable ROE targets had been met.

The CEO Employment Agreement does not adversely affect Mr. Stanard’s rights with respect to Restricted Shares and options previously granted to Mr. Stanard under the Prior Employment Agreement or otherwise.

Employment Agreements with Other Named Executive Officers

Effective as of June 30, 2003, we entered into an employment agreement with Mr. Riker, and amended and restated our employment agreement with Mr. Nichols. The structure and terms of these agreements are substantially similar except as described in more detail below. Under these agreements, the executives receive (i) a base salary at a rate to be determined by the Board of Directors of RenaissanceRe in its discretion, upon the recommendation of RenaissanceRe’s Chief Executive Officer; (ii) discretionary bonuses; and (iii) expense reimbursement for housing and automobile expenses, including a tax reimbursement payment to the extent reimbursement of housing expenses results in additional income tax liability. The agreements contain provisions relating to exclusivity of services, non-competition and confidentiality, which are similar to those contained in the CEO Employment Agreement. In addition, the agreements provide that the entity that employs the executive officer (whether RenaissanceRe or an affiliate) shall generally indemnify these officers to the fullest extent provided by Bermuda law, except in certain limited circumstances.

Unless sooner terminated as provided in the applicable agreement, Mr. Riker’s agreement expires on June 30, 2008, and Mr. Nichols’ agreement expires on June 30, 2004; provided, that the term of the agreement for Mr. Nichols will automatically be extended for an additional one-year period on June 30 of each calendar year, unless we or Mr. Nichols, as the case may be, gives 30 days’ notice of election not to extend the term.

Upon termination of an executive’s employment for any reason other than death, we will be required to continue to pay the executive, for a period of up to two years in the case of Mr. Riker, and up to one year in the case of Mr. Nichols, an amount equal to 175% of his then current base salary; provided, however, that in the case of a termination without Cause of Mr. Nichols, in a context not involving a Change in Control (as defined in the agreements), Mr. Nichols would be paid an aggregate of $395,000. These payments will be made in equal monthly installments commencing one month after the executive’s termination of employment and are paid in exchange for the executive’s covenant not to compete with us for a designated period. Under certain circumstances, we may elect not to enforce the executive’s non-compete obligations and, therefore, not to make such payments.

In the event that a Change in Control occurs and, on or within two years following the date of such Change in Control for Mr. Riker (one year for Mr. Nichols), the applicable executive’s employment is terminated without Cause, or the applicable executive terminates his employment for “Good Reason,” in lieu of the amounts described above, we would be required to pay such executive within fifteen days following the date of such termination, a lump sum cash amount equal to two times the sum of (i) the highest rate of annual salary in effect during the term of the executive’s employment agreement plus (ii) the highest regular annual bonus paid or payable to the applicable executive over the preceding three fiscal years excluding any extraordinary or non-recurring bonus, provided, that the amount described in clause (ii) shall not exceed 150% of the executive’s specified target bonus for the year in which such termination occurs. In addition, the Restricted Shares that were granted to the executive under the employment agreement will, to the extent not vested, become fully vested on the date of such termination.

Effective as of June 30, 2003, we entered into an employment agreement with Mr. Eklund which was substantially the same as our employment agreement with Mr. Riker, except that (i) Mr. Eklund’s agreement would expire on June 30, 2004, and (ii) upon termination of employment for any reason other than death, Mr. Eklund would have been entitled to receive an amount equal to his then current base salary plus the regular annual bonus paid or payable to Mr. Eklund for fiscal year 2002 (excluding any extraordinary or non-recurring bonus). On June 30, 2004, the last date of employment under his employment agreement, Mr. Eklund resigned from RenaissanceRe to pursue personal interests. As part of his resignation, his employment agreement was amended to extend his non-competition obligation from one year to two years following his last date of employment. During the two-year non-competition period, and in lieu of any other compensation to which Mr. Eklund would have been entitled in exchange for his covenant not to compete, RenaissanceRe will pay Mr. Eklund $375,000 per year. Except for these amendments, no changes were made to Mr. Eklund’s employment agreement. Mr. Eklund has also agreed to serve as a consultant to RenaissanceRe on special projects. As of the date of this Proxy Statement, the details regarding Mr. Eklund’s consulting services, including any compensation to be paid, had not been decided.

Effective as of June 30, 2004, we entered into a new employment agreement with Mr. Lummis. The new agreement for Mr. Lummis has an initial term of two years, which may be extended by mutual agreement of Mr. Lummis and RenaissanceRe. The new agreement provides that Mr. Lummis will serve as Chief Financial Officer, reporting to Mr. Stanard. Provisions regarding Mr. Lummis’ compensation and benefits are comparable to those for Messrs. Riker and Nichols, except that Mr. Lummis is entitled to an annual cash bonus of $1.7 million to be paid in each of March 2005 and March 2006. The new agreement contains customary provisions regarding exclusivity of services, non-competition and confidentiality. If Mr. Lummis’ employment is terminated by us prior to the end of the initial two-year term for any reason other than a termination for Cause or resignation by Mr. Lummis, we are required to pay (i) his base salary and bonus (on the dates such amounts would otherwise be due) through the end of the contract term, and (ii) if we do not waive his non-competition obligation, an additional amount equal to 175% of his base salary for each full or partial month that the non-competition period extends beyond the contract term. If we terminate Mr. Lummis’ employment for Cause or he resigns, and we do not waive his non-competition obligation, we are required to pay 175% of his base salary for each full or partial month of the non-competition period. If within one year following a Change in Control, Mr. Lummis’ employment is terminated without Cause, or Mr. Lummis resigns voluntarily for Good Reason, he is entitled to be paid the sum of (1) his annual base salary through the end of the contract term, (2) the amount of any bonus payments not previously paid, and (3) 175% of his base salary for each full or partial month that the non-competition period extends beyond the contract term. Except as described above, the new agreement for Mr. Lummis is substantially identical to the employment agreements for Messrs. Riker and Nichols.

ADDITIONAL INFORMATION

Other Action at the Special Meeting

As of the date of this Proxy Statement, we have no knowledge of any business, other than that we have described herein, that will be presented for consideration at the Special Meeting. In the event any other business is properly presented at the Special Meeting, it is intended that the persons named in the accompanying proxy will have authority to vote such proxy in accordance with their judgment on such business.

Shareholder Communications with the Board

Shareholders desiring to contact the Board, any committee of the Board or the non-management directors as a group, should address the communication to Secretary, RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton, HMGX, Bermuda, with a request to forward the communication to the intended recipient. Any such communications properly addressed to the Secretary will be forwarded to the Secretary or the General Counsel unopened.

APPENDIX A

RENAISSANCERE HOLDINGS LTD.

2004 STOCK OPTION INCENTIVE PLAN

1.	Purpose

The purpose of the Plan is to provide a means through which the Company and its Subsidiaries can retain key employees by providing meaningful incentive compensation that is payable only in the event of acceptable long-term investment performance for the Company’s stockholders by virtue of growth in the Fair Market Value of the Stock.

2.	Definitions

The following definitions shall be applicable throughout the Plan.

(a)	“Affiliate” of any individual or entity means an individual or entity that is directly or indirectly through one or more intermediaries controlled by or under common control with the individual or entity specified.

(b)	“Base Annual Dividend Amount” means, for fiscal year 2004, an amount equal to $0.76, and for any subsequent fiscal year, an amount equal to the Base Annual Dividend Amount for 2004 increased at a compounded annual growth rate of 10% from 2004 through and including such fiscal year, subject to adjustment as provided in Section 9.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Cause” shall mean the definition of such term in a Participant’s employment agreement, or in the absence of such an agreement, (1) a Participant’s failure to substantially perform the Participant’s duties as an employee of the Company or a Subsidiary, (2) the engaging by the Participant in misconduct which is injurious to the Company or a Subsidiary, monetarily or otherwise, (3) the commission by the Participant of an act of fraud or embezzlement against the Company or a Subsidiary, or (4) the conviction of the Participant of a felony.

(e)	“Change in Control” means:

(i)	the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities representing more than 50% of the value and voting power of all of the Company’s outstanding equity securities (the “Outstanding Equity Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company, or (B) any acquisition by a corporation pursuant to a merger, consolidation or other similar transaction (a “Corporate Event”) if, as a result of such Corporate Event, (1) substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Equity Securities immediately prior to such Corporate Event beneficially own, directly or indirectly, securities representing more than 50% of the value and voting power of the then outstanding equity securities of the corporation resulting from such Corporate Event (including a corporation which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Event, of the Outstanding Equity Securities, and (2) no Person other than any corporation resulting from such Corporate Event, beneficially owns, directly or indirectly, securities representing more than 50% of the value and voting power of the then outstanding equity securities of the corporation resulting from such Corporate Event;

(ii)

the date upon which individuals who as of the date hereof constitute a majority of the Board (the “Incumbent Board”) cease to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof, whose election, or nomination for election by the

Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising of the Incumbent Board, shall be considered as though such individual was a member of the Incumbent Board;

(iii)	the sale or disposition of all or substantially all of the assets of the Company; or

(iv)	a dissolution or liquidation of the Company.

(f)	“Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

(g)	“Committee” means the Compensation/Governance Committee of the Board or such other committee of at least two people as the Board may appoint to administer the Plan, as determined by the Board, provided that in any case each member of such committee shall be “independent” for purposes of NYSE listing standards.

(h)	“Company” means RenaissanceRe Holdings Ltd., a Bermuda company.

(i)	“Date of Grant” means the date on which the granting of an Option is authorized or such other date as may be specified in such authorization.

(j)	“Disability” means, with respect to any particular Participant, the definition of such term in a Participant’s employment agreement, without regard to whether the term of such employment agreement has expired, or in the absence of such agreement, the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed when such disability commenced, as determined by the Board based upon medical evidence acceptable to it.

(k)	“Eligible Person” means any officer or any other person regularly employed by the Company or a Subsidiary.

(l)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)	“Extraordinary Dividend” means a dividend declared on the Stock in excess of Base Annual Dividend Amount for the fiscal year in which such dividend is declared.

(n)	“Fair Market Value” means as of any date when the stock is quoted on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) National Market System (“NMS”) or listed on one or more national securities exchanges, the average closing trading price reported on NASDAQ-NMS or the principal national securities exchange on which such Stock is listed and traded for the five-day period preceding such date. If the Stock is not quoted on NASDAQ-NMS or listed on such an exchange, or representative quotes are not otherwise available, the Fair Market Value shall mean the amount determined by the Board to be the fair market value of the Stock based upon a good faith attempt to value the Stock accurately.

(o)	“Grant Date Market Value” means, with respect to any Option granted under the Plan, the Fair Market Value of a share of Stock on the Date of Grant for such Option, subject to adjustment as provided in Section 9.

(p)	“Non-Employee Director” means a person who is a ”non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, or any successor rule or regulation.

(q)	“Option” means an Option granted under Section 7 of the Plan. Options granted under the Plan are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code.

(r)	“Option Period” means the period described in Section 7(c).

(s)	“Option Price” means the exercise price set for an Option described in Section 7(a).

(t)	“Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Option.

(u)	“Plan” means this 2004 Stock Option Incentive Plan.

(v)	“Securities Act” means the Securities Act of 1933, as amended.

(w)	“Stock” means the full voting common shares, par value $1.00 per share, of the Company.

(x)	“Stock Option Agreement” means the agreement between the Company and a Participant who has been granted an Option pursuant to Section 7 which defines the rights and obligations of the parties as required in Section 7(d).

(y)	“Subsidiary” means any subsidiary of the Company as defined in Section 424(f) of the Code.

3.	Effective Date, Duration and Shareholder Approval

The Plan is effective as of May 20, 2004, the date on which the Plan was adopted by the Board subject to its approval by the Company’s shareholders.

The expiration date of the Plan, after which no Options may be granted hereunder, shall be May 20, 2014; provided, however, that the administration of the Plan shall continue in effect until all matters relating to the payment of Options previously granted have been settled.

4.	Administration

The Committee shall administer the Plan. Unless otherwise determined by the Board, each member of the Committee shall, at the time such member takes any action with respect to an Option granted to a Participant who is an “insider” for purposes of Section 16 of the Exchange Act, be a Non-Employee Director. A quorum shall consist of at least one member of the Committee. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee.

Subject to the provisions of the Plan, the Committee shall have exclusive power to:

(a)	Select the Eligible Persons to participate in the Plan;

(b)	Determine the nature and extent of the Options to be made to each Eligible Person;

(c)	Determine the time or times when Options will be made to Eligible Persons;

(d)	Determine the duration of each Option Period;

(e)	Determine the conditions to which the payment of Options may be subject;

(f)	Prescribe the form of Stock Option Agreement; and

(g)	Cause records to be established in which there shall be entered, from time to time as Options are made to Participants, the date of each Option, the number of Options granted by the Committee to each Participant, the expiration date and the Option Period.

The Committee shall have the authority to interpret the Plan and, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan or any documents evidencing Options granted pursuant thereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties unless otherwise determined by the Board.

5.	Grant of Options; Shares Subject to the Plan

The Committee may, from time to time, grant Options to one or more Eligible Persons; provided, however, that:

(a)	subject to Section 9, the aggregate number of shares of Stock reserved and available for issuance pursuant to Options under the Plan is 6,000,000;

(b)	such shares shall be deemed to have been used in payment of Options only to the extent they are actually delivered, and in the event any Option shall be surrendered, terminate, expire, or be forfeited, the number of shares of Stock no longer subject thereto shall thereupon be released and shall thereafter be available for new Options under the Plan;

(c)	the number of shares of Stock available for issuance shall be increased by the number of shares tendered to or withheld by the Company in connection with the payment of the purchase price or tax withholding obligations relating to any Option hereunder; and

(d)	stock delivered by the Company in settlement of Options under the Plan may be authorized and unissued Stock or Stock held in the treasury of the Company or may be purchased on the open market or by private purchase.

6.	Eligibility

Participation shall be limited to Eligible Persons who have received notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.

7.	Grant of Options

The Committee is authorized to grant one or more Options to any Eligible Person. Each Option so granted shall be subject to the following conditions:

(a)	Option Price.

(i)	Initial Exercise Price. The initial exercise price per share of Stock for each Option (“Option Price”) shall be set by the Committee at the time of grant but shall not be less than 150% of the Grant Date Market Value with respect to such Option.

(ii)	Adjustment of Option Price upon an Extraordinary Dividend. In the event that the Company declares an Extraordinary Dividend, the Option Price of each Option which is outstanding on the record date of such dividend shall be reduced by the amount by which the Extraordinary Dividend exceeds the Base Annual Dividend Amount for the fiscal year in which such dividend is declared. The resulting Option Price shall be rounded up or down to the nearest cent.

(iii)

Adjustment of Option Price upon a Change in Control. In the event of a Change in Control, the Option Price of each Option which is outstanding immediately prior to such Change in Control shall be equal to the Grant Date Market Value with respect to such Option, reduced by the amount of Extraordinary Dividends declared since the Date of Grant of such Option, plus the product of (A) times

(B), where (A) equals the dollar amount by which the Option Price of such Option exceeds the Grant Date Market Value with respect to such Option, and (B) equals a fraction, the numerator of which is the number of calendar days which have transpired from the Date of Grant of such Option through and including the date of execution of the definitive agreement for the transaction which constitutes such Change in Control, and the denominator of which is the number of calendar days in the full Option Period (as hereinafter defined) of such Option, as determined by the Committee pursuant to Section 7(c) at the time such Option was granted. The resulting Option Price shall be rounded up or down to the nearest cent.

(iv)	Except as specifically provided in this Section 7(a) and Section 9, the Committee may not reduce the exercise price of any outstanding Options. Options granted under the Plan may not be “repriced” as defined in NYSE Listing Standards.

(b)	Manner of Exercise and Form of Payment. Payment for shares of Stock acquired pursuant to Options granted hereunder shall be made in full, upon exercise of the Options (i) in immediately available funds in United States dollars, by certified or bank cashier’s check; (ii) by surrender to the Company of shares of Stock; (iii) by a combination of (i) and (ii); (iv) by delivery of a notice of “net exercise” to the Company, pursuant to which the Participant shall receive the number of shares of Stock underlying the Options so exercised reduced by the number of shares of Stock equal to the aggregate Option Price of the Options divided by the Fair Market Value on the date of exercise; or (v) by any other means approved by the Committee. Anything herein to the contrary notwithstanding, the Company shall not directly or indirectly extend or maintain credit, or arrange for the extension of credit, in the form of a personal loan to or for any director or executive officer of the Company through the Plan in violation of Section 402 of the Sarbanes-Oxley Act of 2002 (“Section 402 of SOX”), and to the extent that any form of payment would, in the opinion of the Company’s counsel, result in a violation of Section 402 of SOX, such form of payment shall not be available.

(c)	Option Period and Expiration. Unless otherwise determined by the Committee, Options shall vest and become exercisable subject to Section 9, not earlier than the fourth anniversary of the Date of Grant. Options shall expire after such period (the “Option Period”), as may be determined by the Committee not to exceed ten years from the Date of Grant. The Committee may in its sole discretion accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of any such Option other than with respect to exercisability. The Committee may provide in the applicable Stock Option Agreement that, at any time prior to the vesting of an Option, such Option may be subject to forfeiture, in whole or in part, upon failure of the Participant to satisfy any subjective or objective criteria established by the Committee in its sole discretion, including a reduction of such Participant’s contributions to the Company relative to expectations of such contributions at the time such Option was granted. Unless otherwise specifically determined by the Committee or as provided below, the vesting of an Option shall occur only while the Participant is employed by the Company or its Subsidiaries and all vesting shall cease upon a Participant’s termination of employment for any reason. If an Option is exercisable in installments, such installments or portions thereof which become exercisable shall remain exercisable until the Option expires. Unless otherwise stated in the applicable Stock Option Agreement, the Option shall expire earlier than the end of the Option Period in the following circumstances:

(i)	In General. In the event a Participant’s employment with the Company or a Subsidiary is terminated for any reason other than the Participant’s death or Disability, all Options which have not vested as of the date of such termination shall be immediately forfeited. The Participant shall have a period of up to 90 days within which to exercise any Options which were vested as of the date of termination, and such vested Options shall lapse and be cancelled to the extent not so exercised.

(ii)

Death or Disability. In the event a Participant’s employment with the Company or a Subsidiary is terminated by reason of the Participant’s death or Disability or if such Participant shall die or become disabled within 30 days of the Participant’s involuntary termination of employment other than for Cause, all Options which have not vested as of the date of such termination shall become immediately vested. Such Participant (or such Participant’s estate) shall have up to one year after such termination to exercise vested Options.

(d)	Stock Option Agreement - Other Terms and Conditions. Each Option granted under the Plan shall be evidenced by a Stock Option Agreement, which may be in paper or electronic format and which shall contain such provisions as may be determined by the Committee and, except as may be specifically stated otherwise in such Stock Option Agreement, shall be subject to the following terms and conditions:

(i)	Each Option or portion thereof that is exercisable shall be exercisable for the full amount or for any part thereof.

(ii)	Each share of Stock purchased through the exercise of an Option shall be paid for in full at the time of the exercise.

(iii)	Options shall not be transferable by the Participant except by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by him; provided, however, that the Committee may, in its sole discretion, at the time of grant or at any time thereafter, allow any Participant to transfer any Option, subject to such conditions or limitations set forth in Section 8(k) hereof.

(iv)	Upon demand by the Committee for such a representation, the Participant shall deliver to the Committee at the time of any exercise of an Option a written representation that the shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any shares issued upon exercise of an Option shall be a condition precedent to the right of the Participant or such other person to purchase any shares. In the event certificates for Stock are delivered under the Plan with respect to which such investment representation has been obtained, the Committee may cause a legend or legends to be placed on such certificates to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable federal or state securities laws.

8.	General

(a)	Additional Provisions of an Option. Options under the Plan also may be subject to such other provisions as the Committee determines appropriate including, without limitation, provisions for the forfeiture of or restrictions on resale or other disposition of shares of Stock acquired under any Option, provisions giving the Company the right to repurchase Options and/or shares of Stock acquired under any Option, and provisions to comply with Federal and state securities laws and Federal, state tax or other applicable withholding requirements. Any such provisions shall be reflected in the applicable Stock Option Agreement.

(b)	Privileges of Stock Ownership. Except as otherwise specifically provided in the Plan, no person shall be entitled to the privileges of stock ownership in respect of shares of Stock which are subject to Options hereunder until such shares have been issued to that person.

(c)

Government and Other Regulations. The obligation of the Company to make payment of Options in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Option to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any shares of Stock pursuant to an Option unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the

Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Stock to be offered or sold under the Plan. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

(d)	Tax Withholding. The Company shall have the right to deduct from any payment to a Participant pursuant to the Plan any federal, state or local income or other taxes required by law to be withheld in respect thereof. It shall be a condition to the obligation of the Company to issue stock to a Participant upon the exercise of an Option by such Participant that such Participant (or any beneficiary or person entitled to exercise such Option) pay to the Company, upon demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or other applicable taxes. In the event any such amount so requested is not paid, the Company may refuse to issue Common Shares to such Participant upon the exercise by such Participant of Options. Unless the Committee shall in its sole discretion determine otherwise, payment for taxes required to be withheld may be made in whole or in part by an election by a Participant, in accordance with such rules as may be adopted by the Committee from time to time, (i) to have the Company withhold Common Shares otherwise issuable upon exercise of Options having a Fair Market Value equal to the minimum legally required tax withholding liability and/or (ii) to tender to the Company Common Shares having a Fair Market Value equal to such tax withholding liability.

(e)	Claim to Options and Employment Rights. No individual shall have any claim or right to be granted an Option under the Plan or, having been selected for the grant of an Option, to be selected for a grant of any other Option. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or a Subsidiary.

(f)	Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary who shall be entitled to receive the rights or amounts payable with respect to an Option due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by the Participant, the beneficiary shall be deemed to be the Participant’s spouse or, if the Participant is unmarried at the time of death, the Participant’s estate.

(g)	Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(h)

No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including reasonable out of pocket counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, under any agreement with the Company or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(i)	Governing law. The Plan shall be governed by and construed in accordance with the internal laws of Bermuda, without regard to the principles of conflicts of law thereof.

(j)	Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Holders shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(k)	Nontransferability. A person’s rights and interest under the Plan, including amounts payable, may not be sold, assigned, donated, or transferred or otherwise disposed of, mortgaged, pledged or encumbered except, in the event of a Participant’s death, to a designated beneficiary to the extent permitted by the Plan, or in the absence of such designation, by will or the laws of descent and distribution. Notwithstanding anything in this Section 8(k) to the contrary, the Committee may, in its sole discretion, at the time of grant or at any time thereafter, allow any Participant to transfer to the Participant’s “family members” Options. For purposes of this Section 8(k), the term “family members” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests.

(l)	Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself.

(m)	Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or any Subsidiary except as otherwise specifically provided in such other plan.

(n)	Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

(o)	Pronouns. Masculine pronouns and other words of masculine gender shall refer to both men and women.

(p)	Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

(q)	Termination of Employment. For all purposes herein, a person who transfers from employment or service with the Company to employment or service with a Subsidiary or vice versa shall not be deemed to have terminated employment or service with the Company or a Subsidiary.

9.	Changes in Capital Structure and Change in Control

Options under the Plan shall be subject to adjustment or substitution, as determined by the Board in its reasonable discretion, as to the number, price or kind of shares or other consideration subject to such Options or as otherwise determined by the Board to be equitable (i) in the event of changes in the outstanding Stock or in the capital structure of the Company, by reason of share dividends, share splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Options or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. In addition, in the event of any such adjustments, exchanges or substitution, the aggregate number of shares of Stock available under the Plan, the Base Annual Dividend Amount, and the Grant Date Market Value shall be appropriately and equitably adjusted, as determined by the Board in its reasonable discretion.

In the event of a Change in Control, notwithstanding any vesting schedule provided for hereunder or in any Option agreement, all outstanding Options shall automatically vest. In addition, in the discretion of the Board, all Options which are outstanding on the date of such Change in Control may be deemed exercised, and in exchange for such Options, Participants shall be paid a cash amount based on the difference between (1) the price per share paid for the Stock in connection with such Change in Control, and (2) the Option Price (after taking into account any adjustment pursuant to Section 7(a)(iii) in connection with such Change in Control).

10.	Nonexclusivity of the Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholder of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

11.	Amendments and Termination

The Board may at any time terminate the Plan. Subject to Section 9, with the express written consent of an individual Participant, the Board or the Committee may cancel or reduce or otherwise alter outstanding Options if, in its judgment, the tax, accounting, or other effects of the Plan or potential payouts thereunder would not be in the best interest of the Company. The Board or the Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part; provided, however, that without further stockholder approval neither the Board nor the Committee shall make any amendment to the Plan which would require shareholder approval under NYSE listing standards or any applicable laws.

*                     *                     *

Please Mark Here ☐ for Address Change or Comments SEE REVERSE SIDE
For Against Abstain
1. To approve the RenaissanceRe Holdings Ltd. 2004 Stock Incentive Plan.	☐ ☐ ☐

THE BOARD OF DIRECTORS OF RENAISSANCERE HOLDINGS LTD. UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL LISTED ABOVE.

PLEASE VOTE, DATE AND SIGN THIS PROXY BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

Please be sure to sign and date this Proxy.

Date:______________________, 2004

_________________________________
Shareholder sign here

_________________________________
Co-owner sign here

Please sign your name or names exactly as it appears on your share certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.

Ù FOLD AND DETACH HERE Ù

RenaissanceRe Holdings Ltd.

This Proxy is solicited on behalf of RenaissanceRe Holdings Ltd. in connection with its Special General Meeting of Shareholders to be held on August 31, 2004.

The undersigned shareholder of RenaissanceRe Holdings Ltd. (the “Company”) hereby appoints Martin J. Merritt and Stephen H. Weinstein, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes them to represent and vote as designated in this Proxy, all of the Common Shares and Diluted Voting Class I Common Shares, $1.00 par value each per share (collectively, the “Common Shares”), of the Company held of record by the undersigned shareholder on July 23, 2004 at the Special General Meeting of Shareholders of the Company to be held on August 31, 2004, and at any adjournment or postponement thereof, with all powers which the undersigned would possess if personally present, with respect to the matters listed on this Proxy. In their discretion, the proxies are authorized to vote such Common Shares upon such other business as may properly come before the Special General Meeting.

THE SUBMISSION OF THIS PROXY IF PROPERLY EXECUTED REVOKES ALL PRIOR PROXIES.

IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE IN FAVOR OF EACH OF THE PROPOSALS SET FORTH ON THIS PROXY.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

You can now access your RenaissanceRe Holdings Ltd. account online.

Access your RenaissanceRe Holdings Ltd. shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for RenaissanceRe Holdings Ltd., now makes it easy and convenient to get current information on your shareholder account.

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